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Exhibit 10.14

CONTRACT OF EMPLOYMENT

The information contained in this document constitutes the principal statement of the terms and conditions of your employment in accordance with the requirements of the Employment Rights Act 1996.

This Agreement is made on 09 January 1998 and is between

Name	GRAHAME JOHN MILLWATER
and
Company	WILLIS FABER & DUMAS LIMITED

The main terms and conditions of your employment are set out below. For further details of these and other matters, including the Code of Conduct, pleaser refer to the Staff Handbook.

For the purposes of this contract, the term "Group" means "Willis Corroon Group plc and its subsidiaries".

Date this Employment Begins	09 SEPTEMBER 1985
Date Continuous Employment Begins	09 SEPTEMBER 1985

Employment prior to this date with any previous employer does not count as part of your employment with the Company. This date is not necessarily the date used to determine your entitlement to certain benefits.
Current Job Title	MANAGING DIRECTOR
You may be transferred to any other job in the Group which in the reasonable opinion of the Company would be suitable, on terms and conditions no less favourable than those set out in this document.
Location	TEN TRINITY SQUARE, LONDON

You may be transferred to any other office in the Group. Your agreement to such a transfer will be sought unless in the reasonable opinion of the Company the transfer does not necessitate you having to move home address.
Salary	£130,000 per annum
Your salary will be paid monthly in arrears by direct transfer to your bank account. Your salary will be reviewed annually.
Hours of Work	35 hours per week, 9.30 am to 5.30 pm Monday to Friday each week excluding public holidays with one hour for lunch to be taken at a time agreed with your Manager or Director.

You will be expected to work such additional hours as are necessary to meet the demands of the business. You may also be required to vary the pattern of your working hours as necessitated by changing commercial needs, if in the reasonable opinion of the Company it is practicable for you to comply.

Employment Obligations	During your normal hours of work you must devote the whole of your time, attention and ability to the business of the Company and at all times promote the interests and general welfare of the Group.
Whilst this Contract is in force you may not take any outside employment without prior agreement of your Senior Director unless one of the exemptions contained in the Code of Conduct applies.

If the position for outside employment is that of director or consultant to any other entity or in the opinion of the Company is a position that may conflict with the interests of the Group then permission must be granted in accordance with the Code of Conduct.
Duty of Confidence
During and after the termination of this Contract you must keep with inviolable secrecy and may not use for any purpose nor reveal to anyone (other than those whose province it is to know the same) any secret or confidential information entrusted to or discovered by you. This includes but is not limited to, information concerning the Company's business, operations, products markets, clients or prospective clients and their insurance or commercial affairs or any other matters pertaining to them and revealed to you in the course of your employment. This Duty also applies to any information that is or may be price sensitive in relation to the share price of Willis Corroon Group plc or any of the Group's clients.
Further details of this Duty are set out in the Code of Conduct.
Other Obligations
You shall not for a period of 12 months after the termination of your employment, other than after an unlawful termination by the Company, whether on behalf of yourself or any other person, firm or company in competition with the Company or the Group:
(i) directly or indirectly solicit business from;
(ii) transact or handle business or otherwise deal with;
any client for the Group with whom you have personally dealt in the course of your duties at any time during the 12 months prior to the termination of your employment.

You shall not for a period of 6 months after the lawful termination of your employment directly or indirectly induce or seek to induce any employee of the Group to leave its employment where the departure of that employee would do material harm to the Group where the departure is intended for the benefit of you or your new employer.
The details of all your Obligations are contained in the Staff Handbook and the terms herein should be read in conjunction with those in the Staff Handbook.
Pension Scheme
The Group operates the Willis Faber Pension Scheme for which membership is voluntary. Full details regarding the current eligibility conditions, contributions and benefits are provided in the Staff Handbook and Addendum.
Absence from Work	Your entitlement of payments whilst you are absent from work, and the procedure that you should follow if you are unable to attend the office for any reason are contained in the Staff Handbook.

Medical Examination	The Company reserves the right to require you at any time to submit yourself for examination by a doctor appointed by the Company at the Company's expense.
Holidays
Your holiday entitlement is 25 days per complete holiday year, which runs from 1 January to 31 December. Please refer to the Staff Handbook for your pro rata entitlement in the year of joining and of leaving, and for details of service related accrual. Payment will be made for Public Holidays.
Holiday entitlement for part-time staff is pro rata, as outlined in the Staff Handbook.
Employee Benefits	The details and eligibility rules of Employee Benefits to which you may be entitled are contained in the Staff Handbook.
Termination of Employment	(a)	You may terminate your employment by giving written notice as follows:
Grades 1–8 inclusive
	Up to 4 weeks continuous service	— 1 week
	over 4 weeks continuous service	— 4 weeks
	Grades 9–13 inclusive	— 3 months
	Grades 14 and above	— 6 months
	(b)	If your employment is terminated by the Company you will receive written notice as follows:
Grades 1–8 inclusive
	Up to 4 weeks continuous service	— 1 week
	Up to 4 years continuous service	— 4 weeks
	From 5 to 12 years continuous service	— 1 week for each year of completed service
	Over 12 years continuous service	— 12 weeks
	Grades 9–13 inclusive	— 3 months
	Grades 14 and above	— 6 months
	(c)	This agreement will automatically terminate on the following date:
Grades 1–10 inclusive
To end of the month in which your 65th birthday falls.
Grades 11–15
The end of the month in which your 60th birthday falls.
(d)
In the event of notice of termination being given in accordance with the Contract of Employment, the Company reserves the right to require you to work out your notice period from home, or undertake different duties within the office.
(e)
On termination of the Contract for whatever reason you must return to the Company all reports, documents, computer disks, working papers and any other information (in whatever form) received in the course of your employment. In addition, all other Group property must be returned.

Company Procedures
Details of the Company Procedures affecting your terms and conditions of employment, including the Code of Conduct, Equal Opportunities Policy, Performance Improvement, Disciplinary, Appeals and Grievance procedures, are contained in the Staff Handbook.

This Agreement cancels any existing arrangements between you and the Company or any subsidiary or associated Company of Willis Corroon Group plc.

Signed for and on behalf
of the Company

/s/ J. M. Pelly

I have read and understood the Terms and Conditions stated in the Contract of Employment document and I confirm my acceptance of them.

Signed

/s/ Grahame Millwater

Date

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  Exhibit 10.14
CONTRACT OF EMPLOYMENT